UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GENZYME CORPORATION
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This filing consists of the transcript of a portion of a conference call with investors held by Genzyme Corporation on March 24, 2010.

During a conference call to discuss a potential FDA enforcement action regarding Genzyme’s Allston plant, Henri Termeer, Genzyme’s chairman and chief executive officer responded to the following question with the following remarks:

Stephan Patten - Sectoral Access Management - Analyst

This is a question for Henri. My understanding is that the FDA often implements consent decrees in situations where it feels cultural change is necessary. So I guess my question, Henri is, why do you think we as investors shouldn’t follow the FDA’s lead in enacting cultural change and, for example, vote for competing director slates?

Henri Termeer - Genzyme Corporation - Chairman and CEO

Now, we are, as we said earlier, in a very advanced stage of getting the plants back online and resupplying the marketplace.  Where this particular set of circumstances around the consent decree precisely comes from, how long it has been brewing, it’s a question for all of us to figure out. And we may never figure that out precisely. Consent decrees are relatively common in many pharmaceutical firms, and you can just look it up how many firms — Pfizer, Baxter, Schering-Plough, Wyeth – have gone through these kinds of circumstances, both on the marketing side and on the manufacturing side.

And I don’t want to decrease the importance of it. It’s obviously a very important signal and this was a signal that we received a long time ago. We made very material changes. These changes are recognized by the agency in our communications. And to watch for really our — what’s happening now around the Lumizyme approval, what’s happening around the other manufacturing operations that are not impacted by this consent decree that is specifically going to be discussed around the Allston plant, where we had the difficulties — very unusual set of difficulties.

So I would not expand it to a corporate consent decree. It is in this particular location, a consent decree around a set of issues that all of us have been living with — obviously, very concerning issues. But we were making very material progress against those issues, and we feel quite confident that we will get to an agreement and we will get to a set of conditions under which we can operate on supplying and continuing to resupply the marketplace.

In terms of the proxy implication of this, it is very important for us to continue to focus on getting the marketplace resupplied, implementing the changes that allow us to get this behind us so we can move forward, rather than having a great set of distractions hit us at the same time.

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on March 22, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme’s shareholders in connection with the company’s 2010 annual meeting of shareholders. Information about the directors and executive officers of Genzyme can be found in the preliminary proxy statement, a copy of which is available at the SEC’s website at www.sec.gov.

Genzyme shareholders are advised to read carefully the company’s definitive proxy statement relating to the company’s 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information.  The definitive proxy statement and other relevant filings, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.